                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G
                                 (RULE 13d-102)

             INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 1 )*




                       THE CHEESECAKE FACTORY INCORPORATED
                                (Name of Issuer)

                     Common Stock, par value $0.01 per share
                         (Title of Class of Securities)

                                    163072101
                                 (CUSIP Number)



Check the following box if a fee is being paid with this statement [ ] (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 6 pages

CUSIP NO.    163072101              13G                PAGE   2   OF   6   PAGES

--------------------------------------------------------------------------------
    1     NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                   B.A.T Industries p.l.c.
--------------------------------------------------------------------------------
    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a)[ ]

                                                                          (b)[ ]
--------------------------------------------------------------------------------
    3     SEC USE ONLY


--------------------------------------------------------------------------------
    4     CITIZENSHIP OR PLACE OF ORGANIZATION


                   England
--------------------------------------------------------------------------------
               5     SOLE VOTING POWER
  NUMBER OF
   SHARES                 -0-
BENEFICIALLY   -----------------------------------------------------------------
  OWNED BY     6      SHARED VOTING POWER
    EACH
  REPORTING              107,300
   PERSON      -----------------------------------------------------------------
    WITH       7      SOLE DISPOSITIVE POWER

                          -0-
               -----------------------------------------------------------------
               8      SHARED DISPOSITIVE POWER

                         107,300
--------------------------------------------------------------------------------
    9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                   107,300

--------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
          CERTAIN SHARES*                                                    [ ]

                   N.A.
--------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                   0.83%
--------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*

                    HC
--------------------------------------------------------------------------------


                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 2 of 6 pages

CUSIP NO.    163072101                 13G             PAGE   3   OF   6   PAGES


--------------------------------------------------------------------------------
   1    NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                 Farmers Group, Inc.
--------------------------------------------------------------------------------
   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 (a)[ ]


                                                                          (b)[ ]
--------------------------------------------------------------------------------
   3    SEC USE ONLY



--------------------------------------------------------------------------------
   4    CITIZENSHIP OR PLACE OF ORGANIZATION


                 Nevada
--------------------------------------------------------------------------------
               5     SOLE VOTING POWER
 NUMBER OF
   SHARES                      -0-
BENEFICIALLY   -----------------------------------------------------------------
  OWNED BY     6       SHARED VOTING POWER
    EACH
 REPORTING                   107,300
   PERSON      -----------------------------------------------------------------
    WITH       7       SOLE DISPOSITIVE POWER

                               -0-
               -----------------------------------------------------------------
               8       SHARED DISPOSITIVE POWER

                              107,300
--------------------------------------------------------------------------------
   9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 107,300

--------------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                 N.A.
                                                                      [ ]
--------------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                 0.83%

--------------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON*

                 IC

--------------------------------------------------------------------------------

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 3 of 6 pages

                  Items 4 and 5 of the Statement on Schedule 13G, dated February 5, 1997, filed by B.A.T Industries p.l.c. and Farmers Group, Inc., are hereby amended and restated to read in their entirety as follows:


Item 4            Ownership

                           (a)      Amount Beneficially Owned:

                                            107,300

                           (b)      Percent of Class:

                                            0.83%

                           (c)      Number of shares as to which person has:

                                    (i)     Sole voting power:           -0-
                                    (ii)    Shared voting power:         107,300
                                    (iii)   Sole disposition power:      -0-
                                    (iv)    Shared disposition power:    107,300

Item 5            Ownership of Five Percent or Less of a Class

                           If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following box. [X]


                               Page 4 of 6 pages

                                   SIGNATURES


                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                    B.A.T INDUSTRIES p.l.c.


Dated February 6, 1998              By:   /s/  Anthony Robert Holliman
                                       -------------------------------------
                                       Name:   Anthony Robert Holliman
                                       Title:  Assistant Corporate Secretary


                               Page 5 of 6 pages

                                   SIGNATURES


                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                           FARMERS GROUP, INC.


Dated February 6, 1998                     By:  /s/  Alan Porter
                                              ----------------------------
                                              Name:  Alan Porter
                                              Title: Corporate Secretary

                               Page 6 of 6 pages